Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX INITIATES PHASE 3 FOR RIFAXIMIN IN NON-

CONSTIPATION IRRITABLE BOWEL SYNDROME

IBS Affects Approximately 15% of U.S. Population

IBS U.S. Market Opportunity Exceeds $2 Billion

RALEIGH, N.C—June 30, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP—News) today announced that the Company has initiated patient enrollment in TARGET 1 and TARGET 2, its Phase 3, randomized, double-blind, placebo-controlled, multicenter studies to assess the efficacy and safety of rifaximin 550 mg, dosed three times daily, in the treatment of subjects with non-constipation irritable bowel syndrome (IBS). Two 600-subject trials will be conducted simultaneously in approximately 180 study centers throughout the United States and Canada. Subjects will receive rifaximin or placebo (1:1 randomization) for 14 days and then be followed for 10 weeks for a study duration of 12 weeks.

TARGET 1 and TARGET 2 (T-Targeted, non-systemic; A-Antibiotic; R-Rifaximin; G-Gut-selective; E-Evaluation of; T-Treatment for non-C IBS) are intended to assess the clinical efficacy and safety of a 550 mg TID dosing regimen of rifaximin (1650 mg/day) compared with placebo in subjects with IBS who are not currently experiencing symptoms of constipation, referred to as non-constipation IBS. The primary efficacy endpoint of TARGET 1 and TARGET 2 is the proportion of subjects who achieve adequate relief of IBS symptoms for at least 2 weeks during the first 4 weeks of the 10-week follow-up phase.

Salix previously announced the successful completion and outcome of its Phase 2b trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome. As reported in a May 20, 2008 press release, top-line results of the 680-patient study demonstrated that a 14-day course of rifaximin at 550 mg twice-a-day provides a statistically significant improvement in both adequate relief of diarrhea-associated IBS symptoms and adequate relief of bloating, compared to placebo. Based upon an analysis of the data from the Phase 2b study, TARGET 1 and TARGET 2 are designed to evaluate rifaximin in a broad population comprised of males and females 18 years of age and older who have been diagnosed with non-constipation IBS, e.g., diarrhea-predominant IBS or alternating IBS.

“Irritable bowel syndrome is the most common functional gastrointestinal disorder experienced in patients and seen by physicians in clinical practice,” stated Bill Forbes, Pharm.D., Vice President, Research and Development, Salix. “Primary symptoms of IBS are recurrent abdominal pain, bloating and altered bowel function such as diarrhea. Unfortunately, the cause of IBS is not completely understood. Early investigations for the treatment of IBS focused on a relationship between psychological factors and IBS symptoms. In the 1980s, studies demonstrated that abnormal gut motility was commonly found in patients diagnosed with IBS. More recent research has investigated alterations of bacterial flora in the gut as a potential factor in IBS. To date, the use of antidepressants, serotonin mediators and systemically available antibiotics have not yielded a satisfactory treatment for IBS. Based on the most current understanding of IBS, it is thought that a broad spectrum, gut-selective antibiotic with negligible systemic absorption, minimal side effects and good efficacy for controlling bacterial overgrowth would relieve the symptoms by altering the bacteria responsible for creating the symptoms. Rifaximin, a gut-specific antibiotic, may be a strong candidate for the treatment of IBS by targeting small intestinal bacterial overgrowth. We are very pleased to now initiate these two multicenter trials – TARGET 1 and TARGET 2—to further evaluate the efficacy of rifaximin as a treatment option in this disease which is associated with widespread prevalence, incapacitating symptoms and substantial medical costs.”

About IBS

Among one of the most common chronic conditions, irritable bowel syndrome (IBS) affects approximately 15% of adults in the United States. IBS includes altered bowel habits with abdominal pain and discomfort. Among other contributors, recent science has shown that alterations in gut flora / bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. Small intestinal bacterial overgrowth, a condition associated with excessive numbers of bacteria in the small intestine, may underlie some of the gastrointestinal symptoms associated with IBS.

About Rifaximin

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin is under investigation in the United States as a treatment for irritable bowel syndrome. In the United States, the FDA granted marketing clearance for rifaximin tablets 200 mg (trade name: XIFAXAN ) indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 23 years and is approved in 27 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Vapreotide acetate, metoclopramide-ZYDIS®, balsalazide tablet, granulated mesalamine and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: clinical trials and other development activities involving pharmaceutical products; the high cost and uncertainty of the research, the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; our need to return to profitability; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.